SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Silicom Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Atir Yeda Street, Kfar Sava 4464323, Israel	4464323
(Address of principal executive offices)	(Zip Code)

Global Share Incentive Plan (2013)
 (Full Title of the Plans)

Silicom Connectivity Solutions, Inc.
6 Forest Ave,
New Jersey 07652
USA
Tel: 201-843-1175
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Adrian Daniels, Esq Arnon, Tadmor-Levy 1 Azrieli Center 132 Menachem Begin Road Tel Aviv, Israel Tel: +972-3-608-7856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Silicom Ltd. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”), for the purposes of registering an additional 375,000 Ordinary Shares, par value NIS 0.01 per share, of the Registrant, issuable pursuant to the Registrant’s Global Share Incentive Plan (2013), as extended, and as may be amended (the “Plan”). The 375,000 Ordinary Shares being registered with respect to the Plan, are additional shares over and above the 750,000, 600,000 and 500,000 Ordinary Shares previously registered with respect to the Plan on the Registrant’s registration statements on Form S-8 No. 333-267488, No. 333-249717 and No. 333-193034, respectively.

In accordance with General Instruction E of Form S-8, the contents of the Registrant’s previous registration statements on Form S-8, filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

* The documents containing the information specified in this Part I of Form S-8 (plan information and Registrant information and employee plan annual information) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

Commission Filing	Period Covered or Date of Filing
Annual Report on Form 20-F	Year ended December 31, 2022

Current Reports on Form 6-K	May 1, 2023, May 3, May 15, 2023, June 14, 2023, July 3, 2023, July 6, 2023, July 31, 2023, August 16, 2023, October 2, 2023, October 26, 2023 and January 2, 2024.

Description of Registrant’s Ordinary Shares and any amendment or report filed for the purpose of updating such description
The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-1, File No. 33-73662 (filed on December 30, 1993), as amended, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission, in each case prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Under the Israeli Companies Law 1999, as amended (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, (1) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding; or (2) provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) a financial liability was imposed, but it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent;

•
payments which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law 1968, as amended (the “Securities Law”), and expenses the office holder incurred in connection with a proceeding under Chapters H'3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) , of the Securities Law, including reasonable litigation expenses, including attorney's fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law; and

•
expenses incurred by the office holder in connection with a proceeding under Chapter G'1 of the Restrictive Trade Law 1988 (the “Restrictive Trade Law”), including reasonable litigation expenses, including attorney's fees.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•
a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law  and expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable litigation expenses, including attorney's fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law; and

•	Expenses incurred by the office holder in connection with a proceeding under Chapter G'1, of the Restrictive Trade Law, including reasonable litigation expenses, including attorney's fees.

Under the Companies Law, a company may not indemnify or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Further, the Securities Law, prohibits companies from exempting or indemnifying in advance or entering into a contract to insure the liability of an office holder of the company for (A) financial sanctions pursuant to the provisions of Chapter H’3 of the Securities Law; (B) administrative infringements pursuant to the provisions of Chapter H’4 of the Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 of the Securities Law.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Company’s amended and restated articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

The Company has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 8.	Exhibits

Exhibit Number	Description	Method of Filing

3.1	Amended and Restated Articles of Association of the Registrant	Filed as Annex A to our proxy statement, which was included as Exhibit 2 to our Form 6-K/A, as filed with the Securities and Exchange Commission on May 12, 2022, and incorporated herein by reference.

4.1	Silicom Ltd. – Global Share Incentive Plan (2013)
Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-193034) filed with the Securities and Exchange Commission on December 23, 2013, and incorporated herein by reference.

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent).	Filed herewith.

23.1	Consent of Independent Registered Public Accounting Firm - Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited	Filed herewith.

23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, a member firm of KPMG International	Filed herewith

24.1	Powers of Attorney (included on signature pages hereof).	Filed herewith.

107	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Kfar-Sava, State of Israel on January 10, 2024.

SILICOM LTD.

By:	/s/ Liron Eizenman
Name:	Liron Eizenman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Liron Eizenman, Avi Eizenman, Eran Gilad or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date

/s/ Avi Eizenman	Active Chairman of the Board	January 10, 2024
Avi Eizenman

/s/ Liron Eizenman	President and Chief Executive Officer	January 10, 2024
Liron Eizenman	(Principal Executive Officer)

/s/ Shaike Orbach	Executive Vice Chairman of the Board	January 10, 2024
Shaike Orbach

/s/ Eran Gilad	Chief Financial Officer
Eran Gilad	(Principal Financial and Accounting Officer)	January 10, 2024

/s/ Eli Doron	Director
Eli Doron		January 10, 2024

/s/ Ilan Erez	Director
Ilan Erez		January 10, 2024

/s/ Ayelet Aya Hayak	Director
Ayelet Aya Hayak		January 10, 2024

Silicom Connectivity Solutions, Inc.

By:	/s/ Liron Eizenman	AUTHORIZED REPRESENTATIVE IN THE UNITED STATES	January 10, 2024
Name:	Liron Eizenman
Title:	CEO